Mail Stop 4561
								April 5, 2006

By U.S. Mail

Mr. James H. Bashaw
President and Director
Credit One Financial, Inc.
505 E. New York Avenue, Suite 8
DeLand, Florida  32724

Re:	Credit One Financial, Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2005
	Forms 10-QSB for 2005
	Form 10-KSB/A for Fiscal Year Ended December 31, 2004
	File No. 000-50320

Dear Mr. Bashaw:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Paul Cline
								Senior Accountant